Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Sunoco LP for the exchange of senior notes and to the incorporation by reference therein of our report dated July 15, 2016, with respect to the consolidated financial statements of Sunoco LP, included in Sunoco LP’s Current Report on Form 8-K dated July 15, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 22, 2016